Exhibit 11.1


			 Triad Systems Corporation
		    COMPUTATION OF EARNINGS PER SHARE
	      For the Three Month Periods Ended December 31



(Amounts in thousands except per share data)                  1995      1994
							    -------   -------


Calculation of number of shares entering into computations

  Weighted average shares outstanding                        17,380    13,800
  Assumed conversion of preferred stock and exercise
    of warrants                                                  --     3,137
							    -------   -------
							     17,380    16,937

  Net effect of dilutive stock options and warrants based
    on the average stock price                                   --       894
							    -------   -------

Average primary shares outstanding                          17,380     17,831

  Net effect of dilutive stock options and warrants based
    on the ending stock price                                   --         90
							    -------   -------

Average fully diluted shares outstanding                     17,380    17,921
							    =======   =======
Income before extraordinary charge                          $ 1,486   $ 1,583

  Extraordinary charge on repurchase of debt, net
    of taxes                                                     --       153
							    -------   -------
Adjusted net income                                         $ 1,486   $ 1,430
							    =======   =======

Earnings per share
  Primary
    Income before extraordinary charge                      $  0.09   $  0.09
    Net income                                              $  0.09   $  0.08

  Fully diluted
    Income before extraordinary charge                      $  0.09   $  0.09
    Net income                                              $  0.09   $  0.08
							    =======   =======